Exhibit 99.1

707 State Road Princeton, NJ 08540 T: 609-430-2880 F: 609-430-2850

NEWS RELEASE

For Immediate Release

Contact:	Christian S. Schade Senior VP and CFO Phone: 609-430-2880	Laura S. Choi Investor Relations Phone: 609-430-2880, x2216	Nichol Harber Corporate Communications (media) Phone : 609-430-2880, x2214

Medarex Announces 2008 First Quarter Financial Results

Princeton, N.J.; May 12, 2008 — Medarex, Inc. (NASDAQ: MEDX) announced today its financial results for the quarter ended March 31, 2008.

Including a gain of $151.8 million, or $1.19 per share, from Medarex’s sale of 2.5 million shares of Genmab A/S stock in February 2008, Medarex’s net income for the quarter ended March 31, 2008, was $103.3 million, or $0.81 per share, as compared to a net income of $110.3 million, or $0.88 per share for the same period in 2007. In addition to the gain on the sale of Genmab A/S stock, Medarex’s net income for the quarter ended March 31, 2008 included a loss of $2.9 million, or ($0.02) per share, representing Medarex’s share of the 2008 net loss of Celldex Therapeutics, Inc. (a subsidiary of Medarex) prior to its merger with AVANT Immunotherapeutics, Inc., and a non-cash charge of $5.3 million, or ($0.04) per share, for stock-based compensation recorded in accordance with FAS 123(R). Excluding the impact of these items, Medarex’s net loss on a non-GAAP basis for the first quarter of 2008 was $38.5 million, or ($0.30) per share.

Total revenues for the quarter ended March 31, 2008, were $12.0 million as compared to $11.5 million in 2007.

Research and development (R&D) expenses for the quarter ended March 31, 2008, increased by $2.3 million, from $47.0 million in 2007 to $49.3 million in 2008. General and administrative expenses increased by $1.1 million for the quarter ended March 31, 2008, from $11.3 million in 2007 to $12.4 million in 2008.

Medarex ended the first quarter of 2008 with approximately $464.5 million in cash, cash equivalents and marketable securities. In addition, the fair market value of Medarex’s equity interest in Genmab was approximately $115.6 million as of March 31, 2008.

Non-GAAP Financial Measurements

This press release and the accompanying tables include non-GAAP financial measures. Please see the section of the accompanying tables titled “Reconciliation of GAAP Net Income to Non-GAAP Net Loss” for a description of these non-GAAP financial measures, including reasons for Medarex management’s decision to use each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles.

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Medarex’s product development and business activities during the first quarter of 2008 include the following:

•                  Announcing the receipt of a milestone payment from our licensing partner, Centocor, Inc., in connection with Centocor’s submission of a regulatory application to the European Medicines Agency requesting marketing approval of golimumab (CNTO 148), a human anti-TNF antibody for the treatment of rheumatoid arthritis, psoriatic arthritis and ankylosing spondylitis, that was generated using Medarex’s UltiMAb® technology;

•                  Announcing the receipt of a milestone payment from our licensing partner, Novo Nordisk A/S, for the filing of an Investigational New Drug application for an antibody generated by Medarex’s UltiMAb® technology; and

•                  Adding approximately $152 million to our cash resources through the sale of Genmab A/S common stock, reducing our ownership in Genmab to approximately 5.1% of the total outstanding shares.

“This is an exciting time for Medarex, and we begin the year with continued focus on laying the groundwork for sustained growth and value by investing in and making positive advances with products in our pipeline,” said Howard H. Pien, President and CEO of Medarex.

As previously announced, 17 presentations for ipilimumab and antibodies targeting PD-1 and CD70 are expected at the upcoming annual meeting of the American Society of Clinical Oncology (ASCO) in May.

About Medarex

Medarex is a biopharmaceutical company focused on the discovery, development and potential commercialization of fully human antibody-based therapeutics to treat life-threatening and debilitating diseases, including cancer, inflammation, autoimmune disorders and infectious diseases. Medarex applies its UltiMAb® technology and product development and clinical manufacturing experience to generate, support and potentially commercialize a broad range of fully human antibody product candidates for itself and its partners. Over forty of these therapeutic product candidates derived from Medarex technology are in human clinical testing or have had INDs submitted for such trials, with seven of the most advanced product candidates currently in Phase 3 clinical trials or the subject of regulatory applications for marketing authorization. Medarex is committed to building value by developing a diverse pipeline of antibody products to address the world’s unmet healthcare needs. For more information about Medarex, visit its website at www.medarex.com.

Statement on Cautionary Factors

Except for the historical information presented herein, the statements relating to Medarex’s investments and advances related to its products in this press release may constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Medarex disclaims, however, any intent or obligation to update these forward-looking statements. Risks and uncertainties include risks associated with product discovery and development, uncertainties related to the outcome of clinical trials, slower than expected rates of patient recruitment, unforeseen safety issues resulting from the administration of antibody products in patients, uncertainties related to product manufacturing, the need for additional capital, compliance with regulatory requirements, risks associated with the use of hazardous substances and risks associated with the enforceability of our patents as well as risks detailed from time to time in Medarex’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that such development efforts will succeed or that developed products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Copies of Medarex’s public disclosure filings are available from its investor relations department.

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Medarex®, the Medarex logo and UltiMAb® are registered trademarks of Medarex, Inc. All rights are reserved.

MEDAREX, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	(unaudited)
	2008	2007

Contract and license revenues	$7,984	$6,998
Reimbursement of development costs	4,019	4,541
Total revenues	12,003	11,539
Costs and expenses:
Research and development	49,292	47,022
General and administrative	12,409	11,302
Operating loss	(49,698)	(46,785)
Equity in net loss of affiliate	(1,785)	—
Investment and interest income, net	154,818	155,401
Minority interest - Celldex	—	1,651
Income before provision for income taxes	103,335	110,267
Provision for income taxes	23	2
Net income	$103,312	$110,265

Basic net income per share	$0.81	$0.88
Diluted net income per share	$0.76	$0.80

Weighted average number of common shares outstanding during the year - basic	127,643	124,690
- diluted	138,580	140,144

Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)	(1)

Cash, cash equivalents and marketable securities - Medarex	$464,477	$486,772
Cash and cash equivalents - Celldex	—	14,000
Other current assets	15,818	29,013
Property, buildings and equipment, net	75,966	79,925
Marketable securities - Genmab	115,587	139,165
Investments in Avant Immunotherapeutics	9,381	—
Investments in, and advances to affiliate and partners	6,040	6,040
Segregated cash - non current	1,300	1,530
Other assets	2,206	3,415
	$690,775	$759,860

Current liabilities	$64,319	$81,645
Other liabilities	86,170	89,454
Convertible notes	143,986	143,505
Shareholders’ equity	396,300	445,256
	$690,775	$759,860

(1) Derived from the December 31, 2007 audited financial statements.  For further refer to the financial statements and footnotes there to included in the Company’s annual report information, on Form 10-K for the year ended December 31, 2007.

This press release dated May 12, 2008, contains non-GAAP financial measures. The following table reconciles the non-GAAP financial measures contained in the press release to the most directly comparable financial measures prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP net loss and non-GAAP net loss per share. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following reconciliation of GAAP net income to non-GAAP net loss and GAAP net income per share to non-GAAP net loss per share is provided as a complement to results presented in accordance with GAAP because Medarex’s management believes these non-GAAP financial measures provide better insight into Medarex’s performance by focusing on results generated by its ongoing operations and are important in comparing current results with prior period results. Non-GAAP net loss and non-GAAP net loss per share are intended to illustrate Medarex’s results of operations for the periods presented excluding the items discuss below. Medarex’s management believes investors’ understanding of Medarex’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net loss and non-GAAP net income per share should not be viewed in isolation or as a substitute for GAAP net loss or GAAP net income per share.

MEDAREX, INC.

Reconciliation of GAAP Net Income to Non-GAAP Net Loss

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2008	2007
GAAP net income	$103,312	$110,265
Celldex net loss (1)	2,924	4,128
Minority interest - Celldex (1)	—	(1,651)
Stock-Based compensation expense (2)	5,291	3,498
Equity in net loss of affiliate	1,785	—
Gain on sale of Genmab stock	(151,834)	(152,143)
Non-GAAP Net loss	$(38,522)	$(35,903)

GAAP Net income (loss) per share,
basic	$0.81	$0.88
diluted	$0.76	$0.80

Non-GAAP Net loss per share, basic and diluted	$(0.30)	$(0.29)

Shares used in computing basic and diluted Non-GAAP net loss per share	127,643	124,690

(1)          In management’s view, the operations of Celldex prior to its merger with AVANT Immunotherapeutics, Inc. (effective March 7, 2008) are not necessarily indicative of, or directly attributable to, Medarex’s continuing operations. Celldex’s operations relate primarily to the research, development and commercialization of therapeutic vaccines, which is outside the scope of Medarex’s core business operations.

(2)          For the three months ended March 31, 2008, Medarex incurred $5.3 million in non-cash stock compensation expense, of which $2.0 million is included in research and development expenses and $3.3 million is included in general and administrative expenses. Stock compensation expense includes costs associated with stock awards, including stock options which were recorded in accordance with the provisions of FAS 123(R). FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method. Medarex adopted FAS 123(R) on a modified prospective basis beginning on January 1, 2006.

In addition to excluding the items described in footnotes 1 and 2 above, items have been excluded based upon management’s evaluation (on an individual basis) of both quantitative and qualitative aspects of the item, including, (i) size and nature, (ii) whether it relates to our ongoing business operations, and (iii) whether management expects it to occur as part of our normal business on a regular basis. Those additional items excluded for purposes of determining non-GAAP net loss and non-GAAP net loss per share are gain on sales of Genmab stock and equity in net loss of affiliate.